NOTICE OF GRANT OF RESTRICTED STOCK UNITS (One-Year Vesting, Pro-Rata at Termination)	EXHIBIT 10.11 Super Micro Computer, Inc. ID: 77-0353939 980 Rock Ave. San Jose, CA 95131 (408) 503-8000

NAME ADDRESS CITY, STATE COUNTRY ZIP CODE	Grant Number: Plan: ID:	2020

You (“you” or the “Grantee”) have been granted an award of restricted stock units (“RSUs”) subject to the terms and conditions in the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”) and the Restricted Stock Units Agreement, as follows:
Date of Grant:

Vesting Commencement Date:

Total Number of RSUs Granted:

Vesting Schedule: Subject to the terms and conditions of Section 4 and Section 5 of the Restricted Stock Units Agreement, the RSUs shall Vest as follows: This restricted stock units award shall vest 100% on the first annual anniversary of the Vesting Commencement Date (the “Vest Date,” and the one-year period ending on the Vest Date, the “Vesting Year”); provided, however, that if your Service terminates before the Vest Date, the number of RSUs that shall be “Vested” immediately as of the date of such termination shall equal (rounded down to the nearest whole RSU) the total number of RSUs granted multiplied by a fraction (not greater than one), the numerator of which is the number of days that have elapsed since the Vesting Commencement Date prior to such termination, and the denominator of which is the number of days in the Vesting Year.

You understand and agree that the RSUs are granted subject to and in accordance with the terms of the Plan. You further agree to be bound by the terms of the Plan and the terms of the Restricted Stock Units Agreement, which is attached hereto. A copy of the Plan is available in your grant package.
Nothing in this Notice, the attached Restricted Stock Units Agreement or in the Plan confer upon you any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate your employment or other service at any time.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in the Plan, this Notice or in the Restricted Stock Units Agreement.
Super Micro Computer, Inc.

Charles Liang
Chairman of the Board, President and CEO